UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)
SCHEDULE 14C INFORMATION

Information statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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(Name of Registrant as Specified in its Charter)

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524 East Weddell Drive
Sunnyvale, CA 94089
Telephone (408) 744-1331– Facsimile (408) 744-1711

NOTICE OF ACTION TAKEN AND TO BE TAKEN PURSUANT TO THE WRITTEN
CONSENT OF THE BOARD OF DIRECTORS AND MAJORITY STOCKHOLDERS IN LIEU OF
A SPECIAL MEETING OF THE DIRECTORS AND STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN to inform the holders of record of shares of our common stock and preferred stock, that on August 31, 2009, our board of directors and stockholders holding a majority of our voting shares authorized the following:

Amendment to our articles of incorporation to increase the number of common shares we are authorized to issue from 3,333,333 to 480,000,000 and increase the number of preferred shares we are authorized to issue from 166,666 to 20,000,000.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The actions have been approved by our board of directors and by shareholders holding 100,000 shares of our Series C Preferred Stock that represents 88.55% of our 39,594,801 total voting shares outstanding as of the close of business on the Record Date.  As a result, the foregoing actions are approved by our stockholders and neither a meeting of the stockholders nor additional written consents are necessary.

We have asked brokers and other custodians, nominees and fiduciaries to forward this information statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

The accompanying information statement is furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, Regulation 14C and Schedule 14C thereunder and includes the information called for by all of the items of Schedule 14A of Regulation 14A (other than Items 1(c).2, 4 and 5 thereof) as well notes A, C, D, and E to Schedule 14A.

This information statement will serve as written notice to stockholders pursuant to Section 78.320 of the Nevada Revised Statutes.

We are mailing the information statement on or about September___, 2009 to stockholders of record of the company at the close of business on the day immediately preceding the date of mailing (the “Record Date”).

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN, INSTEAD, THE MATTERS DESCRIBED ABOVE WILL BE EFFECTIVE ON THE 20TH DAY AFTER THE MAILING OF THIS INFORMATION STATEMENT WITHOUT ANY FURTHER ACTION.

By Order of the Board of Directors,

_____________________________________________
Rene’ A. Schena, Chairman and Chief Executive Officer
September_____, 2009

SUMMARY

The transaction summarized below describes our intention to file an amendment to our articles of incorporation to increase the number of common shares we are authorized to issue from 3,333,333 to 480,000,000 and increase the number of preferred shares we are authorized to issue from 166,666 to 20,000,000.

The purpose of this amendment is to enable us to finish the consummation of our agreement with holders of debt in the amount of $1,993,450 and estimated penalty and interest of $1,555,750 for a total of approximately $3,549,200 to be converted into a total of 12,478,357 common shares,  of which $812,500 of principal, interest and penalties was converted into 2,712,500 commons shares between March 13 and 16, 2009.  We will issue a fixed number of common shares regardless of the interest and penalties that continue to accrue.

The amendment will be effective October ___, 2009 (twenty days after mailing this information statement).

QUESTIONS AND ANSWERS

This information statement is first being sent to stockholders on or about September ___, 2009.  The following questions and answers are intended to respond to frequently asked questions concerning the increase in the number of common and preferred shares we are authorized to issue.  These questions may not address all the questions that may be important to you.  You should carefully read the entire information statement, as well as its appendices and the documents incorporated by reference in this information statement.

Q: WHY IS THE COMPANY INCREASING THE NUMBER OF SHARES WE ARE AUTHORIZED TO ISSUE?

A:  We are authorizing the increase in the number of shares we are authorized to issue in order to issue shares of common stock to extinguish existing debt that is past due and in default and accommodate the 153,246 shares of common shares erroneously issued in excess of the number of we are presently authorized to issue.

Q:  WHY ISN'T THE COMPANY HOLDING A MEETING OF STOCKHOLDERS TO APPROVE THE REINCORPORATION?

A:  Our board of directors has already approved the increase in common and preferred shares and has received the written consent of our directors, and the shareholders which represent a majority of our outstanding voting shares.  Under Nevada Revised Statutes and our articles of incorporation this transaction may be approved by the written consent of a majority of the shares entitled to vote.  Because we already have received confirmation that a majority of our voting shares have approved the transactions discussed herein, a formal shareholders meeting is not necessary and represents a substantial and avoidable expense.

Q:  HOW WILL THE AMENDED ARTICLES AFFECT THE NUMBER OF SHARES OF COMMON STOCK AND PREFERRED STOCK WE ARE AUTHORIZED TO ISSUE?

A:  The amendment to our articles of incorporation summarized below will increase the number of common shares we are authorized to issue from 3,333,333 to 480,000,000 and increase the number of preferred shares we are authorized to issue from 166,666 to 20,000,000.

Q:  HOW WILL THE AMENDED ARTICLES AFFECT OUR OWNERS, OFFICERS, DIRECTORS AND EMPLOYEES?

A:  Our officers, directors and employees will not change as a result to the amendment.  We will continue our business at the same locations and with the same assets.

Q:  HOW WILL THE ACTIONS DESCRIBED HERE AFFECT MY SECURITIES AND PERCENTAGE OF OWNERSHIP OF THE COMPANY?

A:  The action described in this information statement will not affect the number of the securities you own but will dilute your percentage of ownership on the company.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock.

Q:  WHO WILL PAY THE COSTS OF AMENDING THE ARTICLES?

A.  We will pay all of the costs of amending our articles of incorporation, including distributing this information statement and the cost of issuing certificates representing shares of the company for exchange of the past due debt.  We may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of our common stock.  We do not anticipate contracting for other services in connection with the amendment.

INCREASE IN AUTHORIZED COMMON SHARES
General

The board of directors has adopted, and the majority stockholder of the company have approved, pursuant to the written consent dated as of August 31, 2009, an increase in the authorized shares of common stock by means of amendment to the our articles of incorporation, in the form attached as an exhibit, in order to issue shares of common stock to extinguish existing debt that is past due and in default.  We believe the corporate actions are in the best interests of the company and our stockholders..

The board of directors of the company approved the adoption of the amendment to the articles of incorporation, in the form attached as an exhibit, by unanimous written consent as it believes the corporate actions are in the best interests of the company and its stockholders.

This information statement is furnished to inform our stockholders of the above actions which were taken by the board of directors and majority shareholders of the company before such action can take effect in accordance with the Securities Exchange Act of 1934, as amended.

Vote Required

Article XVIII of our articles of incorporation gives the company the right to repeal, alter, amend or rescind any provision contained in the articles by majority vote of the shareholder and directors.  The amendment to our articles of incorporation to increase the authorized shares was duly approved in accordance with our articles of incorporation and by-laws.

The elimination of the need for a special or annual meeting of stockholders to ratify or approve the amendment to the articles of incorporation is authorized by Chapter 78, Section 78.320(2) of the Nevada Revised Statutes, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting.  In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the actions described herein as early as possible in order to accomplish the purposes of the company as hereafter described, the board of directors of the company believes it is in the best interests of the shareholders to utilize the written consent of stockholders holding a majority of the voting power of the company, rather than holding a special meeting of shareholders.

Distribution and Costs

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing.  In addition, we will only deliver one information statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders.  Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Dissenters’ Right of Appraisal

The corporate actions by our board of directors and the voting stockholders for which the Nevada Revised Statutes, our amended articles of incorporation or the company’s bylaws do not provide a right of stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares.

Effect of the Increase of Authorized Shares

The common share increase would not affect the registration of our common stock under the Securities Exchange Act of 1934, as amended, or will it change our periodic reporting and other obligations thereunder.

The number of stockholders of record would not be affected by the common share increase until additional shares are issued to convert the outstanding debt.  The number of shares of our common stock and preferred stock outstanding and the par value of our common stock and preferred stock under our amended articles of incorporation will remain the same following the effective time of the amendment to our articles of incorporation until additional common shares are issued to convert the outstanding debt.

The number of authorized but unissued shares of our common stock and preferred stock effectively will be increased significantly by the amendment to our articles of incorporation.

The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock.

The Board of Directors may in the future authorize, without further stockholder approval, the issuance of such shares of the company to such persons and for such consideration upon such terms as the Board of Directors determines.  Such issuance could result in a significant dilution of the voting rights and, possibly, the stockholders’ equity, of the existing stockholders.

Interest of Certain Persons in the Exchange of Debt

No person who has been a director or executive officer of the registrant at any time since the beginning of the last fiscal year or any associate of any such person has any substantial interest, direct or indirect, by security holdings or otherwise in the increase of authorized common and preferred stock or the exchange of common stock for debt.

Defenses against Hostile Takeovers

The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our articles of incorporation or bylaws.  Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the company through a transaction opposed by our board of directors.  See “Defenses against Hostile Takeovers.”

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the share increase.

EXCHANGE OF COMMON SHARES FOR EXISTING DEBT
Overview

We are indebted to 16 holders of 24 notes that represent total past due debt in the amount of $1,993,450 plus estimated penalty and interest as of December 31, 2008 in the amount of $1,555,750, for a total of approximately $3,549,200.  The total amount is in default.  On February 20, 2009, we entered into a series of oral agreement to eliminate the total debt and all penalties, interest and other obligations in exchange for 12,478,357 shares of common stock.  The agreement was partially executed March 2009 by issuing 2,712,500 shares of common stock in exchange for approximately $812,500 of past due debt.  The remaining debt cannot be exchanged until we are authorized to issue additional shares of common stock.

Securities to be Authorized and Issued

The amendment to our articles of incorporation will authorized the issuance of a total of 480,000,000 shares of common stock that is an increase from the present 3,333,333 authorized shares or a net increase of 446,666,667 common shares.

In addition, the amendment to our articles of incorporation will authorized the issuance of a total of 20,000,000 shares of preferred stock that is an increase from the present 166,666 authorized shares or a net increase of 19,833,334 preferred shares.

When the additional shares are authorized, we intend to issue the balance of 9,765,857 common shares to eliminate the remaining $2,736,700 of remaining past due debt.  When the additional shares are issued the agreement to issue 12,478,357 common shares in conversion of $3,549,200 of past due debt will be complete.

The shares issued will be identical to all other outstanding shares of common stock.  Each share will be entitled to one vote, will contain no preemption rights, preferences in liquidation or redemption rights and will not be subject to call, assessment or impose any liability on the holder under applicable state statutes.

Other than the issuance of common shares in exchange for existing past due date, there are no present plans, understandings or agreements, and we are not engaged in any negotiations that will involve the issuance of any additional shares of common stock or preferred stock to be authorized.  However, we believe it prudent to have shares of common stock available for such corporate purposes as the board of directors may from time to time deem necessary and advisable including, without limitation, acquisitions, the raising of additional capital and assurance of flexibility of action in the future.

Effect of the Issuance of Stock in Exchange for Debt

The common share increase would not affect the registration of our common stock under the Securities Exchange Act of 1934, as amended, nor will it change our periodic reporting and other obligations thereunder.

As part of the business combination with Integrated Media Holdings, Inc., we took on the financial obligation for debt outstanding at the effective date. As of December 31, 2008, $1,993,450 of such amount, together with penalty and interest in the amount of $1,555,750 for a total of $3,549,200 due and payable and convertible into common shares at the current market value.  There is still $2,736,700 of debt, including accrued interest and penalties presently due and payable and is convertible into 9,605,857common shares.

On February 20, 2009, we entered into an oral agreement to eliminate the total debt and all penalties, interest and other obligations in exchange for 12,478,357 shares of common stock.  The agreement was partially satisfied during March 2009 by issuing 2,712,500  shares of common stock in exchange for approximately $812,500 of past due debt.

The remaining debt is recorded on our June 30, 2009 financial statements as $2,736,700 of remaining debt,  and $15,447,549 as derivative liability. Therefore, the total liability is reflected on our balance sheet is $18,184,249 grouped together and shown as derivative liability.

Other than the 16 holders of the notes extinguished by issuance of common shares, the number of stockholders of record would not be affected by the common share or preferred share increase.  The number of shares of our common stock outstanding will be increased by 9,765,857 issued to extinguish the remaining past due debt and the number of shares of our preferred stock outstanding and the par value of our common stock and preferred stock under our amended articles of incorporation would remain the same following the effective time of the share increase.

The number of authorized but unissued shares of our common stock and preferred stock will be effectively increased significantly by the increase of our common stock and preferred stock.

The issuance of additional authorized shares in exchange for the past due debt and any future issuance of such additional authorized shares will have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock.

The effective increase in the number of authorized but unissued shares of our common stock and preferred stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our articles of incorporation or bylaws.  Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the company through a transaction opposed by our board of directors.

DEFENSES AGAINST HOSTILE TAKEOVERS

The following discussion summarizes the reasons for, and the operation and effects of, certain provisions in our articles of incorporation which management has identified as potentially having an anti-takeover effect. It is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to our articles of incorporation.

The anti-takeover provisions of our articles of incorporation are designed to minimize the possibility of a sudden acquisition of control of the company which has not been negotiated with and approved by our board of directors. These provisions may tend to make it more difficult to remove the incumbent members of the board of directors.  The provisions would not prohibit an acquisition of control or a tender offer for all of its capital stock. However, to the extent these provisions successfully discourage the acquisition of control or tender offers for all or part of its capital stock without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of the outstanding capital stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made and adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but any attempts to acquire control which are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interests.

Our amended articles of incorporation will authorize the issuance of up to 20,000,000 shares of serial preferred stock without any action on the part of the stockholders. Shares of serial preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. This preferred stock, together with authorized but unissued shares of common stock (the amended articles of incorporation authorizes the issuance of up to 480,000,000 shares of common stock), could represent additional capital stock required to be purchased by an acquiror. If our board of directors determined to issue an additional class of voting preferred stock to a person opposed to a proposed acquisition, such person might be able to prevent the acquisition single-handedly.

Our articles of incorporation provide for classified boards consisting of three classes, elected to three-year terms.  As a result, our board is divided into three classes, with William L. Sklar serving until the annual meeting in 2009, Mark Schena, Ph.D. serving until the annual meeting in 2010, and Rene’ A. Schena and Todd J. Martinsky serving until the annual meeting in 2011.    At the expiration of each director's term, a successor will be elected to a three-year term.   In addition, any increase in the size of the board of directors will be allocated among the classes so that they are as nearly equal as possible.  A classified board of directors could make it more difficult for stockholders, including those holding a majority of our outstanding stock, to force an immediate change in the composition of a majority of the board of directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority, whereas a majority of a non-classified board may be changed in one year.  The provision for a staggered board of directors affects every election of directors and is not triggered by the occurrence of a particular event such as a hostile takeover.  Thus a staggered board of directors makes it more difficult for stockholders to change the majority of directors even when the reason for the change would be unrelated to a takeover.

Nevada law provides that the annual stockholder meeting may be called by a corporation's board of directors or by such person or persons as may be authorized by a corporation's articles of incorporation or bylaws. Our articles of incorporation provide that annual stockholder meetings may be called only by the board of directors or a duly designated committee of the board. Although we believe that this provision will discourage stockholder attempts to disrupt our business between annual meetings, its effect may be to deter hostile takeovers by making it more difficult for a person or entity to obtain immediate control of the company.

Nevada law requires that the board of directors of a corporation consist of one or more members and that the number of directors shall be set by or in the manner described in the corporation's articles of incorporation or bylaws. Our articles of incorporation provide that the number of directors (exclusive of directors, if any, to be elected by the holders of preferred stock) shall not be less than one or more than 15, as shall be provided from time to time in accordance with the bylaws. The power to determine the number of directors within these numerical limitations is vested in the board of directors and requires the concurrence of at least two-thirds of the entire board of directors. The effect of such provisions may be to prevent a person or entity from quickly acquiring control through an increase in the number of the directors and election of nominees to fill the newly created vacancies.

If, at any time during the ten years from the date of our articles of incorporation, any person shall acquire the beneficial ownership (as determined pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of more than 20% of any class of common stock, then the record holders of common stock beneficially owned by such acquiring person shall have only the voting rights set forth in this paragraph on any matter requiring their vote or consent.  With respect to each vote in excess of 20% of the voting power of the outstanding shares of common stock which such record holders would otherwise be entitled to cast without giving effect to this paragraph, the record holders in the aggregate shall be entitled to cast only one-hundredth of one vote.  A person who is a record owner of shares of common stock that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this paragraph by virtue of such shares being so beneficially owned by any of such acquiring persons.  The effect of the reduction in voting power required by this paragraph shall be given effect in determination the presence of a quorum for purposes of convening a meeting of the stockholders of the Corporation.

The limitation on voting rights prescribed by this paragraph shall terminate and be of no force and effect as of the earliest to occur of: (i) the date that any person becomes the beneficial owner of shares of stock representing at least 75% of the total number of votes entitled to be cast in respect of all outstanding shares of stock, before giving effect to the reduction in votes prescribed by this paragraph; or (ii) the date one day prior to the date on which, as a result of such limitation of voting rights, the common stock will be delisted from any stock exchange or automated quotation system.

The term “Related Person” means and includes (i) any individual, corporation, partnership or other person or entity which together with its “affiliates” or “associates” (as those terms are defined in the Securities Act of 1933, as amended (the “Act”)) which “beneficially owns” (as that term is defined in the Act) in the aggregate 10% or more of the outstanding shares of the common stock of the company; and (ii) any “affiliate” or “associate” (as those terms are defined in the Act) of any such individual, company, partnership or other person or entity; provided, however, that the term “Related Person” does not include the company, any subsidiary of the company, any employee benefit plan, employee stock plan of the company or of any subsidiary of the company, or any trust established by the company in connection with the foregoing, or any person or entity organized, appointed, established or holding shares of capital stock of the company for or pursuant to the terms of any such plan, nor shall such term encompass shares of capital stock of the company held by any of the foregoing (whether or not held in a fiduciary capacity or otherwise). Without limitation, any shares of the common stock of the company which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed “beneficially owned” by such Related Person.

Except as otherwise expressly provided in the Arrayit Articles and in addition to any other vote required by law, the affirmative vote of the holders of (i) at least 75% of the voting power of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately the affirmative vote of the holders of at least 75% of the outstanding shares of each such class or series), and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person, is required in order to authorize (a) any merger or consolidation of the company or a subsidiary of the company with or into a Related Person; (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or pledge, of all or any substantial part of the assets of the company (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person; (c) any merger or consolidation of a Related Person with or into the company or a subsidiary of the company; (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the company or a subsidiary of the company; (e) the issuance of any securities of the company or a subsidiary of the company to a Related Person other than on a pro rata basis to all holders of capital stock of the company of the same class or classes held by the Related person, pursuant to a stock split, stock dividend or distribution or warrants or rights, and other than in connection with the exercise or conversion of securities exercisable for or convertible into securities of the company or any of its subsidiaries which securities have been distributed pro rata to all holders of capital stock of the company; (f) the acquisition by the company or a subsidiary of the company of any securities of a Related Person; (g) any reclassification of the common stock of the company, or any recapitalization involving the common stock of the company or any similar transaction (whether or not with or into or otherwise involving a Related Person) that has the effect directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity or convertible securities of the company or any subsidiary that are directly or indirectly owned by any Related Person; and (h) any agreement, contract or other arrangement providing for any of the transactions described in this paragraph.

Such affirmative vote is required notwithstanding any other provision of the articles of incorporation, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote; provided, however, that in no instance shall the provisions of the articles of incorporation require the vote of greater than 85% of the voting power of the outstanding shares entitled to vote thereon for the approval of a business combination.

Our articles of incorporation provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a stockholder meeting must submit written notice not less than 30 or more than 60 days in advance of the meeting: provided, however, that if less than forty days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the secretary of the company not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.  This advance notice requirement may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations.  Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if the stockholders believe such nominees or proposals are in their interests.  These provisions may tend to discourage persons from bringing up matters disclosed in the proxy materials furnished to the stockholders and could inhibit the ability of stockholders to bring up new business in response to recent developments.

VOTING SECURITIES AND OWNERSHIP BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of shares of the company’s Common Stock by (i) all persons and groups known by the company to own beneficially more than 5% of the outstanding shares of the company’s common stock, (ii) each director and nominee, (iii) each person who held the office of chief executive officer at any time during the year ended December 31, 2008, (iv) up to two executive officers other than the chief executive officer who were serving as executive officers on December 31, 2008 and to whom the company paid more than $100,000 in compensation during the last fiscal year, (v) up to two additional persons to whom the company paid more than $100,000 during the last fiscal year but who were not serving as an executive officer on December 31, 2008, and (vi) all directors and officers as a group.  None of the directors, nominees, or officers of the company owned any equity security issued by the company’s subsidiaries.  Information with respect to officers, directors and their families is as of August 31, 2009 and is based on the books and records of the company and information obtained from each individual.  Information with respect to other stockholders is based upon the shareholder list provided and certified by our transfer agent.

Name and Address of Beneficial Owner	Common Stock	Percentage of Common Stock	Series C Preferred Stock	Percentage of Series C Preferred Stock	Total Voting Interests	Total Voting Percentage(1)

Officers and Directors
Rena’ A Schena, CEO & Director	0	0.00%	42,857	41.60%	14,999,950	37.91%
Mark Schena, President & Director	0	0.00%	14,286	13.90%	5,000,100	12.64%
William L. Sklar, CFO & Director	667	*	0	0.00%	0	*
Todd Martinsky, Director	0	0.00%	28,571	27.70%	9,999,850	25.28%
Paul K. Haje Director of Advertising and Public Relations	0	0.00%	14,286	13.90%	5,000,100	12.64%

All of the Officers and Directors as a Group (5 Persons)	667	*	100,000	96.95%	35,000,000	88.47%
* Less than 1%
(1) Based on a total voting interest of 39,564,081.

Common Share Equivalents

The Company determined the voting interest by calculating the Common Share Equivalents as follows:
Share Class	Outstnading	Conversion Factor	Common Share Equivalents

Class A	25,695	0.32	8,222
Class C	103,143	350	36,100,050
Common	3,455,809	1	3,455,809
			39,564,081

Capitalization

Our authorized capital consists of 3,333,333 shares of common stock, $.001 par value, and 166,667 shares of Preferred stock, $.001 par value.  As of August 31, 2009, there were 3,486,667 shares of our common stock 25,694 shares of our Series A Preferred Stock outstanding and 103,143 shares of our Series C Preferred Stock issued and outstanding.

APPRAISAL RIGHTS

The amendment to our articles of incorporation to increase the number of common and preferred shares we are authorized to issue is not an action that the Nevada Revised Statutes provide for any right of appraisal or redemption.

ADDITIONAL INFORMATION

Pursuant to Item 13(b) to Schedule 14A and Section 14(a) of the Securities Exchange Act of 1934, we incorporate by reference Form 10-K/A for the year ended December 31, 2008, filed September 17, 2009; Form 10-Q/A for the quarter ended March 31, 2009 filed September 17, 2009 as well as Form 10-Q/A for the period ended June 30, 2009 filed September 17, 2009.  In addition the documents representing the debts to be exchanged as described in this information statement are available as Exhibits 4.1 to our Form 8-K filed February 28, 2005 under SEC file number 001-16381 87-0642448 and Exhibit 10.3 to our Form 10-K/A file June 4, 2009 under SEC file number 001-16381.

All of these documents are available, upon written request, from the company without cost and electronically on the SEC’s Electronic Data Gathering and Retrieval System (EDGAR) at http:www.sec.gov. In addition, any or all of these documents are available from the company by mail upon written request to us at the above address without any cost to you.

By Order of the Board of Directors,

/s/ Rene A. Schena
____________________________________________
Rene’ A. Schena, Chairman and Chief Executive Officer
September ___, 2009